UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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United States Steel Corporation
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[The following letter was mailed by United States Steel Corporation to certain of its institutional investors beginning on April 14, 2005.]

	United States Steel Corporation	Dan D. Sandman
	600 Grant Street	Vice Chairman and
	Pittsburgh, PA 15219-2800	Chief Legal & Administrative
Officer, General Counsel and
[USS logo]		Secretary

April 14, 2005

[Shareholder]

Ladies and Gentlemen:

Our 2005 Proxy Statement (enclosed for your convenience) includes two proposals respecting incentive plans.  Proposal No. 3 relates to an omnibus stock plan that will provide flexibility to our Compensation & Organization Committee in administering long-term incentives and contains incentives that comply with Section 162(m) of the Internal Revenue Code.  Proposal No. 4 relates to an annual incentive plan and is also designed to comply with the requirements of Section 162(m).

We welcome any questions you may have regarding either of these plans.  You may contact me through Nick Harper (412-433-1184).  If desired, we can make arrangements to discuss any issues with you in person.

Our Board of Directors recommends votes “For” Proposals No. 3 and 4.  Additionally, you may have seen Institutional Shareholder Services’ and Glass Lewis & Co.’s reports recommending votes in favor of both of these proposals.  We encourage you to vote, and your support of these proposals would be appreciated.

Thank you.

Sincerely,

/s/ Dan D. Sandman

Enclosure

BEL:bel

Cc:          W. Nicholas Harper

                John P. Surma